SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 8, 2013
Date of Report (Date of earliest event reported)

Discovery Laboratories, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26422	94-3171943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2600 Kelly Road, Suite 100
Warrington, Pennsylvania 18976
(Address of principal executive offices)

(215) 488-9300
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

As previously reported in a Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 31, 2013, Discovery Laboratories, Inc. (the “Company”) entered into an Underwriting Agreement with Stifel, Nicolaus & Company, Incorporated and Piper Jaffray & Co., as representatives (the "Representatives") of the underwriters identified therein (the “Underwriters”), related to a public offering of an aggregate of 25,000,000 shares (the "Firm Shares") of common stock, par value $.001 per share (“Common Stock”), of the Company.  In addition, the Company granted the Underwriters a 30-day option to purchase up to an additional 3,750,000 shares (the “Additional Shares”) of Common Stock to cover over-allotments, if any.

On November 8, 2013, the Underwriters exercised in full their option to purchase the Additional Shares at a price of $2.00 per share, less the underwriting discount.  On November 14, 2013, the Company and the Representatives closed on the sale of the Additional Shares, resulting in net proceeds to the Company of approximately $7.1 million. The total net proceeds to the Company from the sale of the Firm Shares and the Additional Shares are approximately $53.9 million.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Laboratories, Inc.

By	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Executive Officer

Date:  November 14, 2013